Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Carbon Zero Technologies International Inc. on Amendment No.5 to Form F-1 (File No. 333-280115) of our report dated June 11, 2024, except for Note 14 as to which the date is August 29, 2024, with respect to our audits of the consolidated financial statements of Carbon Zero Technologies International Inc. as of December 31, 2022 and 2023 and for each of the years in the two-year period ended December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum Asia CPAs LLP

New York, New York

November 27, 2024

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com